EX-99.h.3.vi.bb

DIMENSIONAL INVESTMENT GROUP INC.

AAM/DFA U.S. HIGH BOOK TO MARKET PORTFOLIO

ADMINISTRATION AGREEMENT

ADDENDUM NUMBER TWO

THIS ADDENDUM NUMBER TWO is made as of the 28 day of October, 2004, by and between DIMENSIONAL INVESTMENT GROUP INC., a Maryland corporation (the “Fund), on behalf of the:

“AAM/DFA U.S. High Book to Market Portfolio”

(the “Portfolio”), a separate series of the Fund, and DIMENSIONAL FUND ADVISORS, INC., a Delaware corporation (the “Administrator”).

WHEREAS, the Fund and the Administrator have previously entered into an Administration Agreement, dated March 1, 1996 as amended July 27, 2000 (the “Administration Agreement”), pursuant to which the Administrator has agreed to provide the services, assistance and facilities of an administrator, and to perform various administrative and other services for the Portfolio; and

WHEREAS, the Administrator has been informed by the Fund that the Portfolio desires to change its name.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1. The name of the Portfolio shall be changed, from “AAM/DFA U.S. High Book to Market Portfolio” to “LWAS/DFA U.S. High Book to Market Portfolio,” and all references to AAM/DFA U.S. High Book to Market Portfolio shall be changed to LWAS/DFA U.S. High Book to Market Portfolio.

2. The parties hereby further agree that no other provisions of the Administration Agreement are in any way modified by this Addendum, and that all other provisions of the Administration Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereby have caused this Addendum Number Two to be executed this 28 day of October, 2004.

DIMENSIONAL INVESTMENT GROUP INC.		DIMENSIONAL FUND ADVISORS INC.

By:	/s/ Valerie A. Brown	By:	/s/ Catherine L. Newell
Name:	Valerie A. Brown	Name:	Catherine L. Newell
Title:	Vice President	Title:	Vice President and Secretary